EXHIBIT 10.17(l)
FORM OF WELLTOWER INC.
CASH BONUS AWARD AGREEMENT
FOR ACCRUED DIVIDEND EQUIVALENT RIGHTS
(CONVERTED OP AWARDS)

Name of Participant (the “Participant”):	[______________________________]
Payment Amount: for performance-based LTIP awards	[$●] at target	[$●] at maximum performance

RECITALS
A.This cash bonus award (the “Cash Award”) is being granted by Welltower Inc. (“Parent Member”) to the Participant named above concurrently with the award of LTIP Units by Welltower OP LLC (“Welltower OP”) pursuant to that certain [Insert LTIP Unit Agreement] (the “LTIP Award Agreement”). Capitalized terms used herein without definitions shall have the meanings given to those terms in the LTIP Award Agreement.
B.As a result of the Participant’s election to surrender the Stock Award, as previously granted to the Participant by the Parent Member and described in Exhibit A attached hereto, in order to receive the award of LTIP Units from Welltower OP under the terms set forth in the LTIP Award Agreement, the Participant has in part surrendered the right to any payment of the aggregate amount of dividends and other distributions paid on the Shares subject to the Stock Award for which the record date occurred on or after the first day of the Performance Period of such Stock Award and prior to the Exchange Date (excluding dividends and distributions paid in the form of additional Shares) (the “Accrued Dividend Equivalent Amount”).
C.The Parent Member desires, in connection with the continued employment of the Participant, to provide the Participant with an opportunity to earn the Payment Amount set forth above pursuant to the terms of this agreement (the “Cash Agreement”), which represents the Accrued Dividend Equivalent Amount forfeited by the Participant.
NOW, THEREFORE, the Parent Member and the Participant agree as follows:
1.Nature of Award. This Cash Award constitutes a promise by the Parent Member to make cash payments in the future in accordance with the terms of this Cash Agreement. The Participant and the Participant’s beneficiaries have the status of general unsecured creditors of the Parent Member and its Subsidiaries with respect to this Cash Award. The Payment Amount will be paid from the general assets of the Parent Member and its Subsidiaries and nothing in this Cash Agreement will be construed to give the Participant or any other person rights to any specific assets of the Parent or its Subsidiaries. This Cash Award is not being granted under the Welltower OP LLC Profits Interests Plan (the “Plan”) or pursuant to the terms of the Limited Liability Company Agreement of Welltower OP LLC, dated May 24, 2022 (the “LLC Agreement”), and is not an obligation of Welltower OP.
2.Vesting and Payment.
(a)    The Payment Amount shall be paid on the Vesting Date. The portion of the Payment Amount paid to the Participant on the Vesting Date shall be based on the level of achievement determined in accordance with Section 3 (“Vesting and Earning of LTIP Units”), Section 4 (“Termination of Participant’s Employment”) and Section 5 (“Change in Control”) of the LTIP Award Agreement.
(b)     Any portion of the Cash Award that does not vest and become payable pursuant to Section 2(a) of this Cash Agreement hereof shall, without payment of any consideration by the Parent Member, automatically and without notice be forfeited and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in the Cash Award.

3.Tax Withholding. The Parent Member or its applicable Affiliate has the right to withhold from cash compensation payable to the Participant all applicable income and employment taxes due and owing at the time the applicable portion of the Payment Amount becomes includible in the Participant’s income (the “Withholding Amount”), and/or to delay delivery of the payment until appropriate arrangements have been made for payment of such withholding.
4.Amendment; Modification. This Cash Agreement may only be modified or amended in a writing signed by the parties hereto, provided that the Participant acknowledges and agrees that the LTIP Award Agreement may be amended or discontinued in accordance with the provisions thereof, the Plan or the LLC Agreement and that this Cash Agreement may be amended or canceled by the Parent Member, in each case for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action, including any amendment to the LTIP Award Agreement, shall adversely affect the Participant’s rights under this Cash Agreement in any material respect without the Participant’s written consent. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Cash Agreement. The failure of the Participant or the Parent Member to insist upon strict compliance with any provision of this Cash Agreement, or to assert any right the Participant or the Parent Member, respectively, may have under this Cash Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Cash Agreement.
5.Complete Agreement. Other than as specifically stated herein or as otherwise set forth in any employment, change in control or other agreement or arrangement to which the Participant is a party which specifically refers to the Cash Award, the LTIP Units or to the treatment of compensatory equity held by the Participant generally, this Cash Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein, including but not limited to the LTIP Award Agreement) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way (including, but not limited to, all documentation and agreements pertaining to the Stock Awards other than the Election Form).
6.Severability. If, for any reason, any provision of this Cash Agreement is held invalid, such invalidity shall not affect any other provision of this Cash Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Cash Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Cash Agreement, shall to the full extent consistent with law continue in full force and effect.
7.Governing Law. This Cash Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
8.Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Cash Agreement.
9.Counterparts. This Cash Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
10.Successors and Assigns. This Cash Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Parent Member and any successors to the Participant by will or the laws of descent and distribution, but this Cash Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Participant.
11.Data Privacy Consent. In order to administer this Cash Agreement, the Parent Member and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Cash Agreement (the “Relevant Information”). By entering into this Cash Agreement, the Participant (i) authorizes the Parent Member to collect, process, register and transfer to its agents all Relevant Information and (ii) authorizes the Parent Member and its agents to store and transmit such information in electronic form. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law and to the extent necessary to administer this Cash Agreement, and the Parent Member and its agents will keep the Relevant Information confidential except as specifically authorized under this paragraph.

12.Electronic Delivery of Documents. By accepting this Cash Agreement, the Participant (i) consents to the electronic delivery of this Cash Agreement, all information with respect to this Cash Agreement and any reports of the Parent Member provided generally to the Parent Member’s stockholders; (ii) acknowledges that he or she may receive from the Parent Member a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Parent Member by telephone or in writing; (iii) further acknowledges that he or she may revoke his or her consent to electronic delivery of documents at any time by notifying the Parent Member of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that he or she is not required to consent to electronic delivery of documents.
13.Acknowledgement. The Participant hereby acknowledges and agrees that this Cash Agreement and the Cash Award paid hereunder shall constitute satisfaction in full of all obligations of the Parent Member and its Subsidiaries, if any, to pay dividends or distributions relating to the Stock Award pursuant to the terms of any written employment agreement or letter or other written offer or description of employment with the Parent Member and/or any of its Subsidiaries executed prior to or coincident with the date hereof.
[signature page follows]

IN WITNESS WHEREOF, this Cash Agreement has been executed by the parties hereto as of the date and year first above written.
WELLTOWER INC.
By:
Name: [________________]
Title: [________________]

EMPLOYEE
Name:
[Name]